November 22, 2000


Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by China Continental, Inc. (the "Company"), (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Comapny's Form 8-K report dated November 22, 2000. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,


/s/ Blackman Kallick Bartelstein, LLP